EGAN SYSTEMS, INC.
                          COMPUTATION OF LOSS PER SHARE

Computation of net loss per share:

The following data show the amounts used in computing net loss per share and the effect on net loss and the weighted average number of shares of dilutive potential common stock.

                                                         Six Months Ended
                                                             June 30,
                                                   ----------------------------
                                                       2002            2001
                                                   ------------    ------------

Net loss available to common stockholders          $    (63,317)   $   (157,194)
                                                   ============    ============

Weighted average number of common shares in
 primary EPS                                         19,646,652      19,646,652

Effect of retired shares                               (150,000)             --

Effect of diluted securities                                 --              --
                                                   ------------    ------------

Weighted average number of common shares and
 dilutive potential common stock used in
 fully diluted EPS                                   19,496,652      19,646,652
                                                   ============    ============

Net loss per common share:

 Basic and fully diluted                           $     (0.003)   $     (0.008)
                                                   ============    ============

For 2002 and 2001, the effect of dilutive securities were not included in computing fully diluted EPS because their effects are anti-dilutive.


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